Exhibit 10.7

                              ENVIROKARE TECH, INC.
                          2470 Chandler Avenue, Suite 5
                               Las Vegas, NV 89120
                       (702) 262-1999 Fax: (702) 262-1909

                                                October 1, 2002

New Age Amusements and Resorts, Inc.
P.O. Box 911, Stn. A
Kelowna, BC  V1Y 7P5
Canada

                                LETTER AGREEMENT

      This letter agreement is intended to provide the basis for preparation of a definitive merger agreement, between New Age Amusements and Resorts, Inc. ("New Age") and Envirokare Tech, Inc. ("Envirokare") on terms mutually satisfactory to the parties hereto. Except for the agreements and obligations contained in Sections 1.a - 1.b hereof, this letter represents only the parties' current good faith intention to negotiate and enter into a definitive merger agreement. It is not, and is not intended to be, a binding agreement between the parties except as to the Sections specified as binding above. The obligation of the parties to effect the transactions contemplated by this letter are subject to a number of conditions, including without limitation, approval by the Boards of Directors of the respective parties, obtaining necessary third-party consents, completion of due diligence and other conditions as may be specified in the contemplated definitive merger agreement.

Section 1. Prior Agreements

The following listed items represent pertinent agreements that were existing and in effect, prior to the date of this letter agreement. It is acknowledged by the parties to this letter agreement that all obligations, terms and conditions, as set forth in the following listed agreements, supercede any term or condition, whether actual or implied, that may be contemplated by this letter agreement and any subsequent definitive merger agreement that may entered into between the parties hereto :

      a. License Agreement between Thermoplastic Composite Designs, Inc. and Envirokare Composite Corp., a wholly owned subsidiary of Envirokare, dated March 30, 2001.

      b. Merger Agreement by and among Envirokare Tech, Inc. Envirokare Composite Corp., on the one hand and Thermoplastic Composite Designs, Inc., Dale Polk, Sr., and Dale Polk, Jr. on the other hand, dated March 30, 2001.

Section 2. Terms of Contemplated Merger Agreement

The plan of merger and the contemplated merger agreement between the parties hereto, is anticipated to contain provisions that include the following items:

      a. New Age will merge into Envirokare in a tax free exchange of shares between the companies, with Envirokare becoming the surviving corporation and New Age becoming a wholly owned subsidiary of Envirokare.


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Letter Agreement
October 1, 2002
Page 2

      b. As a result of the merger, Envirokare shall acquire the entire business New Age, including all assets, such as property, plant, equipment and patents, and all liabilities as set forth in financial statements for the period ended and to be agreed upon by the parties hereto.

      c. Envirokare shall issue one million shares of its common stock (the "Original Consideration") to New Age, upon completion of the contemplated merger agreement. The securities provided as Original Consideration are offered in reliance upon the exemption from registration provided for under Section 4(2) of the Securities Act of 1933.

      d.    Larry Lalonde shall remain as the President of New Age.

      e. Larry Lalonde shall be appointed as a board member on Envirokare's Board of Directors, in the capacity of director, as soon as practicable after completion of the contemplated merger agreement.

      f. Envirokare shall provide additional consideration ("Additional Consideration") to New Age in the form of Envirokare common stock, with the Additional Consideration to be calculated based on the following formula: i) pursuant to Accounting Principals Generally Accepted in the United States ("GAAP"), the net profits of New Age, as established according to GAAP, will be accumulated for a three year period, including fiscal years ended 2003, 2004, and 2005. ii) The accumulated profit will be divided by three years to provide an average net profit ("Average Net Profit") for the three year period;
            iii) the Average Net Profit figure will be multiplied by five (5) times to arrive at an Additional Consideration dollar figure (the "Dollar Figure"); iv) the Additional Consideration Dollar Figure will be converted into a number of Envirokare common stock shares, which shall be calculated by taking the closing price (the "Closing Price") of ENVK common stock, with the Closing Price determined by taking the average Envirokare stock closing price for all trading days during the month of March 2006; and v) the resultant Additional Consideration is calculated by dividing the Closing Price into the Additional Consideration Dollar Figure and then deducting the Original Consideration.

Signatures by the parties, as provided below, indicate agreement with respect to the terms as set forth in this letter agreement.

New Age Amusements and Resorts, Inc.             Envirokare Tech, Inc.


/S/ LARRY LALONDE                                /S/ STEVE PAPPAS
-----------------                                ----------------
Larry Lalonde, President                         Steve Pappas, President